UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):  December 15, 2015
iSign Solutions Inc.
(Exact name of registrant as specified in its charter)
Delaware	000-19301	94-2790442
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

275 Shoreline Drive, Suite 500
Redwood Shores, CA 94065
(Address of principal executive offices)
(650) 802-7888
Registrant's telephone number, including area code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into Material Definitive Agreement
Item 3.02                          Unregistered Sales of Equity Securities

On December 15, 2015, iSign Solutions Inc. (the "Company") completed a second closing of funding round disclosed on December 1, 2015 and entered into a Note Purchase Agreement (the "Purchase Agreement") with certain investors (each an "Investor," and, collectively, the "Investors").  Under the terms of the Purchase Agreement, the Company received loans in the aggregate amount of approximately $268,000 from the Investors in exchange for the Company's issuance to each of the Investors an unsecured convertible promissory note equal to the principal amount of such Investor's loan to the Company (each a "Note," and, collectively, the "Notes").  The Notes bear interest at the rate of 24% per annum, and have a maturity date of August 25, 2016.  The Notes may be converted by their terms at the option of Investors into securities of the Company.

The Company may use any funds received from the Investor to make payments on the Company's existing indebtedness and accrued interest on that indebtedness, for working capital and general corporate purposes, in each case in the ordinary course of business, and to pay fees and expenses in connection with the Company's entry into the Purchase Agreement.

In addition to the foregoing, Investors who participated in the financing described above and who were holding outstanding but unexercised warrants to purchase shares of Common Stock due to expire December 31, 2016 on account of their participation in the Company's prior financing transactions also are entitled to receive warrants as a result of their participation in the financing described above.  Such warrants are to be issued promptly once the prior warrants held by such Investors expire, will have the same exercise price as the prior warrants, and will be exercisable for a period of two years from January 1, 2017 until December 31, 2018.  The Company expects to issue warrants to purchase an aggregate of 2,327,270 shares of Common Stock in connection with the financing described above.

Transactions With Related Persons

SG Phoenix LLC assisted the Company in negotiating with Michael Engmann the term sheet for the transaction described above, the terms of which were approved by a Special Committee of the Board of Directors comprised of disinterested directors, as well as the entire Board of Directors.  SG Phoenix LLC is the management company of Phoenix Venture Fund LLC, the Company's largest stockholder, which has participated in several of the Company's previous financing transactions.  Philip Sassower and Andrea Goren are the co-managers of SG Phoenix LLC, and are also the Company's Chief Executive Officer and Chief Financial Officer, respectively.  Messrs. Sassower and Engmann are Co-Chairmen of the Board of Directors, and Mr. Goren is also a member of the Company's Board of Directors and the Company's Corporate Secretary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Communication Intelligence Corporation
December 18, 2015
	By:	/s/ Craig Hutchison

Craig Hutchison
Vice President and Assistant Treasurer